Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-4 of our report dated November 4, 2024, which includes an explanatory paragraph relating to Rain Enhancement Technologies Holdco, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Rain Enhancement Technologies Holdco, Inc. as of September 30, 2024, and for the period from May 21, 2024 (inception) to September 30, 2024, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Irvine, California

November 22, 2024